Exhibit 2.2
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made this ____ day of _________, 2011, by and among MedQuist Holdings Inc., a Delaware corporation (“Holdings”), MedQuist Inc., a New Jersey corporation (“MedQuist”) and MedQuist Merger Corporation, a New Jersey corporation (“Merger Subsidiary”).
W I T N E S S E T H:
     WHEREAS, it is deemed to be in the best interests of MedQuist and Merger Subsidiary that Merger Subsidiary be merged with and into MedQuist in accordance with the terms and conditions more fully set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Holdings, MedQuist, Merger Subsidiary, intending to be legally bound, hereby agree to merge Merger Subsidiary with and into MedQuist, as follows:
     1. Merger. Merger Subsidiary shall be merged with and into MedQuist (the “Merger”) in accordance with Section 14A:10-5.1 of the New Jersey Business Corporation Act (the “NJ Act”), and MedQuist shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”). All appropriate documents necessary to effectuate the Merger shall be filed with the Department of Treasury of the State of New Jersey as soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions precedent set forth in Section 7 of this Agreement.
     2. Certificate of Incorporation. The Certificate of Incorporation of MedQuist, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Entity and said Certificate of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the NJ Act.
     3. By-Laws. The Second Amended and Restated By-Laws of MedQuist, as in effect at the Effective Time (the “By-Laws”), shall be the By-Laws of the Surviving Entity and the board of directors of MedQuist immediately prior to the Effective Time shall be the board of directors of the Surviving Entity (the “Board”), with such duties, rights and obligations as are set forth in the By-Laws, or as otherwise provided by the NJ Act.
     4. Succession. As of the Effective Time (as defined in Section 17), the separate existence of Merger Subsidiary shall cease and Merger Subsidiary shall be merged with and into MedQuist. The Surviving Entity shall have all of the rights, privileges, immunities and powers and be subject to all of the duties and liabilities granted or imposed by the NJ Act. The Surviving Entity shall also at the Effective Time and thereafter possess all of the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, of Merger Subsidiary; and all property, real, personal and mixed, and all debts due on whatever account and all other causes of action and all and every other interest of, or belonging to or due to, Merger Subsidiary so merged, shall be deemed to be transferred to and vested in the Surviving Entity without further act or deed; and the title to any real estate, or any interest therein, vested in the merged Merger Subsidiary shall not revert or in any way be impaired by reason of the Merger. The Surviving Entity shall, at the Effective Time and thereafter, be responsible and liable for all of the liabilities and obligations of Merger Subsidiary so merged; any claim existing or action or proceeding pending by or against Merger Subsidiary may be prosecuted to judgment as if such Merger had not taken place; and the Surviving Entity may be substituted in the place of Merger Subsidiary. Neither the rights of the creditors nor any liens upon the property of Merger Subsidiary or MedQuist shall be impaired by such Merger, but such liens shall be limited to the property upon which there were liens immediately prior to the Effective Time.
     5. Further Assistance. From time to time following the Effective Time, as and when required by the Surviving Entity or by its successors or assigns, there shall be executed and delivered on behalf of Merger Subsidiary such deeds and other instruments, and there shall be taken or caused to be taken by all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, or record or otherwise, in the Surviving Entity the title to and possession of all property interests, assets, rights, privileges, immunities, powers, franchises and authority of Merger Subsidiary. The Board of the Surviving Entity is fully authorized in the name and on behalf of MedQuist, or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.
     6. Conversion of Shares. Each of the shares of common stock of MedQuist issued and outstanding at the Effective Time, other than those held by Merger Subsidiary, by virtue of the Merger and without any further action, shall be converted into an equal number of shares of common stock of Holdings.
     7. Cancellation of Shares. Each of the shares of common stock of MedQuist that are owned by Merger Subsidiary at the Effective Time, by virtue of the Merger and without any further action, shall be cancelled.
     8. Conditions Precedent. The respective obligations of MedQuist and Merger Subsidiary to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:
          a. Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time;
          b. Statutes. No law or court order shall have been enacted, entered, promulgated or enforced which prohibits the consummation of the Merger; and
          c. Prior Approvals and Consents. All third-party and governmental approvals of and consents to the Merger shall have been obtained.

     9. Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by the Board of Merger Subsidiary.
     10. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof.
     11. Entire Agreement. This Agreement and other documents referred to herein or delivered pursuant hereto collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior and contemporaneous agreements and understandings, oral and written, with respect thereto.
     12. Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as contemplated herein.
     13. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time, by action taken by the Board of Merger Subsidiary and the Board of MedQuist Inc.
     14. Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     15. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New Jersey.
     16. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     17. Effective Time: The “Effective Time” of the Merger shall be the date of the filing of the Certificate of Merger in the Office of the Department of the Treasury of the State of New Jersey.

SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be executed as of the day and year first above written.

MEDQUIST INC. a New Jersey corporation
By:

MEDQUIST MERGER CORPORATION a New Jersey corporation
By:

MEDQUIST HOLDINGS INC. a Delaware corporation
By: